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                                                                  EXHIBIT 10.26


                 AGREEMENT TO SECURE CERTAIN CONTINGENT PAYMENTS

         THIS AGREEMENT TO SECURE CERTAIN CONTINGENT PAYMENTS between Hancock Fabrics, Inc., a Delaware corporation (the "Company"), and Bruce D. Smith (the "Executive"), dated as of December 10, 1996.

                                R E C I T A L S :

         WHEREAS, Executive and the Company have entered into that certain Severance Agreement dated this date (in its present form or as it may hereafter be amended, extended or renewed, the "Severance Agreement") and that certain Agreement dated this date ("Deferred Compensation Agreement"); and

         WHEREAS, under such Agreements, certain payments are to be made at times which are contingent upon a change in control of the Company, and in certain instances also contingent upon a termination of Executive's employment, all of which contingencies are set forth in such Agreements; and

         WHEREAS, the Company wishes to make additional provision for the security of the payment of certain of the contingent amounts under such Agreements in order to assure itself of continuity of management and to assure the Executive of payment of the amounts in question,

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, it is hereby agreed by and between the Company and the Executive as follows:

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      1. Letter of Credit Required.

         The Company shall, no later than the date of a change in control as defined in the Severance Agreement ("Change in Control"), provide Executive with an irrevocable letter of credit ("Letter of Credit"), under which Executive shall be the beneficiary, to pay the following amounts:

         a. Severance benefits to be paid by the Company as provided in Section
(5)(a)(I) of the Severance Agreement.

         b. "Penalty Taxes" (as defined in Section 10 of the Severance Agreement) and all other amounts to be paid by the Company as provided in
Section 10 of the Severance Agreement.

         c. Payments to be made by the Company under Section 16 of the Deferred Compensation Agreement.

      2. Amount of Letter of Credit.

         a. The Letter of Credit shall be in an amount equal to the sum determined by the Accounting Firm identified in Section 9 (the "Accounting Firm"), as follows (both initially and recalculated as provided in Section 7) plus ten percent (10%) of said sum.

         b. The Accounting Firm shall determine the sum of:

                   (i) The amount which would be payable to the Executive under Section 5(a)(I) of the Severance Agreement assuming a Change of Control has occurred and that the Executive terminates employment for Good Reason (as defined in the Severance Agreement) at the time the determination is made;



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                   (ii)  The amount of "Penalty Taxes" and income taxes, if any, that the Accounting Firm has determined as the total amount payable by the Company to the Executive under Section 10(a) of the Severance Agreement; and

                   (iii) The amount which would be payable to the Executive under Section 16 of the Deferred Compensation Agreement if he had made the election to receive benefits under that Section and was in all other respects eligible to receive benefits thereunder at the time the determination is made.

         c. The amount so determined shall be stated in a written notice by the Accounting Firm to the Company; and such notice shall thereupon be marked "Attachment A" and be attached to and become a part of this Agreement.

      3. Form of Letter of Credit.

         The Letter of Credit shall be in a form agreed to by the Company and the issuing bank (the "Bank") consistent with the terms of this Agreement. The Executive shall be entitled to draw on the Letter of Credit by presenting to the Bank a draft and a certificate in which the Executive certifies in writing that the requisite events have occurred under the Severance Agreement and/or the Deferred Compensation Agreement for payment to the Executive of amounts specified in Section 1.

      4. Issuer.

         The Letter of Credit shall be issued by a commercial bank that is a state or national banking association and which has a stockholders' equity in excess of $1 billion.


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      5. Single Letter of Credit with Multiple Beneficiaries.

         At the Company's discretion, the Letter of Credit may provide for payment of similar compensation and benefits to other executives of the Company who are parties to agreements similar to this Agreement as long as the total amount of the Letter of Credit, for all such other executives and for the Executive, is, at all times, no less than the sum of the required amounts of the Letter of Credit and of the letters of credit required under the agreements with such other executives (initially or after recalculation pursuant to Section 7).

      6. Term of Letter of Credit.

         The Letter of Credit to be provided as required by Section 1 shall be issued for a term which shall be the maximum term then available for commercial letters of credit. Until such time as all amounts described in Sections 1(a), 1(b) and 1(c) have been paid in full, the Company shall, not later than thirty
(30) days before the Letter of Credit would otherwise lapse or expire, renew the Letter of Credit or establish a replacement letter of credit with terms at least as favorable as the initial Letter of Credit. The term "Letter of Credit" shall mean both the original letter of credit and the renewal and replacement letters of credit referred to in this Section 6. The period of time during which a Letter of Credit is required to remain in effect under this Agreement is herein called the "Secured Period." If the Company does not establish or renew a Letter of Credit as required by Section 1 and this Section 6, the payment of all amounts described in Section 1 shall be accelerated in accordance with Section 8 hereof.



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      7. Calculation and Recalculation of Amounts Secured by Letter of
         Credit and Increase in Amount of Letter of Credit.

         During the Secured Period, the Accounting Firm shall, no later than the end of each calendar quarter in the Secured Period, recalculate the amounts listed on Attachment A and give prompt written notice of such recalculations to the Executive, the Company and the Bank. Any such recalculated amounts shall thereafter be deemed to be the amounts listed on Attachment A. If such recalculated amounts plus ten percent (10%) thereof exceed the amounts payable under the Letter of Credit then in effect, no later than seven (7) days after receipt of such written notice of recalculation, the Company shall cause the amounts payable under the Letter of Credit to be increased to the recalculated amounts plus 10%.

      8. Acceleration Under Letter of Credit.

         If at least 30 days prior to the expiration of a Letter of Credit established hereunder, which expiration would occur before the end of the Secured Period, the Executive shall not have received written notice from the Company that an extension or renewal of the expiring Letter of Credit has occurred or a new Letter of Credit has been obtained with the terms and conditions at least as favorable as the predecessor Letter of Credit, then, notwithstanding any other provisions of the Severance Agreement, the Deferred Compensation Agreement, or this Agreement, all amounts which are described in
Section 1 shall be due and payable immediately without regard to any contingencies or future events and Executive, his beneficiaries or estate shall be entitled to immediately draw on the Letter of Credit for all such amounts.


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      9. Accounting Firm.

         The Accounting Firm shall mean the same Accounting Firm as determined under the provisions of Section 10(h) of the Severance Agreement. All calculations by the Accounting Firm shall be binding on the Company, the Executive and the Bank in the absence of wilful misconduct or gross negligence by the Accounting Firm.

     10. Expenses.

         The Company shall pay all expenses and fees of the Accounting Firm.

     11. Information.

         The Company shall provide the Accounting Firm with such information as the Company has in its possession that the Accounting Firm believes necessary, in its discretion, to make its calculations and recalculations under this Agreement.

     12. Obligation of Executive.

         Subject to the provisions of Section 8, if Executive receives payments under the Letter of Credit for any amount in excess of that to which he is entitled under the Severance Agreement, the Deferred Compensation Agreement, or this Agreement, Executive shall immediately repay such amount to Company.

     13. Legal Fees, Etc.

         If Executive incurs any legal fees and expenses as a result of seeking to obtain or enforce any right or benefit provided by this Agreement, Company shall pay or reimburse Executive for all such reasonable fees and expenses.


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     14. No Waivers.

         The payment by a Bank on a Letter of Credit established in accordance with the terms hereof shall not constitute a waiver by the Company of, or in any way preclude the Company from asserting, any claim the Company may have against Exec utive that Executive is not entitled to some or all of such payment. Drawing upon the Letter of Credit shall not constitute a waiver by Executive of, or in any way preclude Executive from asserting, any claim Executive may have against the Company that Executive is entitled to amounts under this Agreement or the Severance Agreement or the Deferred Compensation Agreement (except to the extent that such amounts have been paid in full by the Bank under the Letter of Credit).

     15. Enforceability.

         Subject to Section 19, this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     16. No Change to Agreements.

         Except as expressly modified by this Agreement, Executive's rights under the Severance Agreement and the Deferred Compensation Agreement are unchanged by this Agreement.

     17. Modification in Writing.

         No provision of this Agreement may be modified or waived unless in writing and signed by Executive and such officer of Company as may be designated or authorized by its Board of Directors.


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     18. Severability.

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     19. Assignment.

         Executive's rights under this Agreement and the Letter of Credit are not assignable.

     20. Notices.

         Any notice, report, demand or waiver required or permitted hereunder shall be in writing and shall be given personally or by prepaid registered or certified mail, return receipt requested, addressed as follows:

    If to the Company:                          Hancock Fabrics, Inc.
                                                3406 West Main Street
                                                P.O. Box 2400
                                                Tupelo, Mississippi 38003-2400

                                                Attention: Corporate Secretary

    If to the Executive:                        Bruce D. Smith
                                                1612 Carr
                                                Memphis, Tennessee  38104


A notice shall be effective upon the receipt thereof. The above addresses can be changed by notice in writing delivered as provided above.



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     21. Additional Benefits.

         The security provided under this Agreement is in addition to and not by way of limitation of any rights or benefits to which Executive is entitled under the Severance Agreement and the Deferred Compensation Agreement.

         IN WITNESS WHEREOF Executive and, pursuant to authorization from its Board of Directors, Company have executed this Agreement to Secure Certain Contingent Payments effective as of the date first above written.

                                   --------------------------------------------
                                   Bruce D. Smith, Executive

                                   HANCOCK FABRICS, INC.

                                   By
                                     ------------------------------------------
                                   Its
                                       ----------------------------------------



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